CSW Development-I, Inc.
                           Consolidated Balance Sheet
                                  June 30,1997
                                    Unaudited
                                     (000's)

CURRENT ASSETS
            Cash                           $         139
            Accounts Receivable                       84
                                             ------------
            Total Current Assets                            $         223

NONCURRENT ASSETS
            Equity Investment                     44,892
            Notes Receivable - Affiliated         17,837
            Other Noncurrent                          22
                                             ------------
            Total Noncurrent Assets                                62,751
                                                             ------------

            Total Assets                                    $      62,974
                                                             ============


NONCURRENT LIABILITIES
            Accrued Federal Income Tax            (2,968)
            Deferred Federal Income Tax           20,173
                                             ------------

            Total Liabilities                               $      17,205

EQUITY
            Common Stock                               1
            Paid in Capital                       43,086
            Retained Earnings                      2,660
            Minority Interest                         22
                                             ------------
            Total Shareholder's Equity                      $      45,769
                                                             ------------

            Total Liabilities and Equity                    $      62,974
                                                             ============